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                                                                    EXHIBIT 99.1


MONDAY JUNE 12, 2:01 AM EASTERN TIME

COMPANY PRESS RELEASE

SEMA GROUP PLC AND LHS GROUP INC.: SEMA
EXERCISES OPTION TO ACQUIRE SHARES IN ITS PROPOSED MERGER
PARTNER LHS

LONDON/ATLANTA--(BUSINESS WIRE)--June 12, 2000--On March 15, 2000, Sema Group plc ("Sema", London:SEM.L) and LHS Group Inc. ("LHS", NASDAQ:LHSG - Neuer Markt:LHI) announced that they had entered into a definitive agreement whereby their businesses would be combined, with Sema issuing 2.6 new Sema ordinary shares for each LHS share.

Further to that announcement, Sema today announces that it has given notice of its intention to exercise its option to subscribe for 10,386,091 new shares of LHS. This represents 17.5 per cent. of the outstanding common stock in LHS, or some 14.9 per cent. of LHS's enlarged share capital subsequent to the exercise. Together with voting commitments already secured, Sema will now command votes in favour of the proposed merger in respect of approximately 39.4 per cent. of LHS's shares. A total of 50 per cent. of the outstanding shares plus one vote is required to be voted in favour of the merger at LHS's shareholder meeting for the merger to proceed.

Sema's exercise of the option, which has taken place with the full support of LHS, demonstrates both parties' desire to complete their proposed merger in a timely manner. It will also enable Sema and LHS to focus their efforts on planning for the smooth integration of their businesses and workforces and the realisation of the business opportunities the combination is expected to provide.

Clearances have now been received from competition authorities in both the United States and Germany and the merger remains on course for completion early in the second half of 2000. Documents are expected to be sent to shareholders later this month once clearance has been received from the US Securities and Exchange Commission.

Under the terms of the Stock Option Agreement between Sema and LHS, dated 14 March 2000, Sema will acquire 10,386,091 new shares of common stock of $0.01 each in LHS. Sema will acquire each share at a price of (pound) 24.84 ($37.46), representing the average of the closing middle market price of a Sema ordinary share on the London Stock Exchange for the ten trading days immediately prior to today's date, multiplied by the exchange ratio of 2.6. Consideration for the option exercise will be satisfied in cash with respect to the nominal value of $0.01 per LHS share acquired (being approximately $100,000), and by delivery to LHS of a purchase note in respect of the balance
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(amounting to approximately (pound) 258 million, or $389 million). The purchase note, which will be denominated in sterling and mature one year after Sema's acquisition of the option shares is completed (but which is repayable at any time), will bear interest, payable quarterly, at the rate from time to time which is the prime rate reported in the Wall Street Journal.

The exercise of the option will not result in any increase in the consideration paid by Sema for the merger.

Information on LHS

LHS Group is a leading global provider of billing and operations support system software and services to the communications industry. LHS products range from pre- and post paid billing and customer care to enhanced services and customer acquisition software. They are installed at more than 300 customer sites worldwide. LHS has 18 global and regional partners (system integrators, international operators and equipment manufacturers) representing one of the largest implementation and support networks in the global customer care and billing market.

LHS' announced planned merger with Sema Group plc, will make the combined companies the new world leader in communications software and solutions - surpassing all competitors on a global basis in revenue, subscribers, sites and solutions.

In addition to its Atlanta headquarters, LHS has major offices in Frankfurt, Germany; Kuala Lumpur, Malaysia; Sao Paulo, Brazil; Boston, USA; Miami, USA; and Zurich, Switzerland.

In the year ended 31 December 1999, LHS reported profits before tax of $61.6 million ((pound) 40.9 million) on turnover of $262.6 million ((pound) 174.1 million). Net assets as at 31 March 2000 were $227.6 million ((pound) 150.9 million).

Sources and bases

Sema 10 day average closing middle market price of (pound) 9.55.

Values throughout this announcement have been translated between US dollars and Sterling (for illustrative purposes only) using an exchange rate of $1.51 :
(pound) 1.

The merger described in this announcement, in which LHS's shareholders would receive shares or ADSs in Sema, requires shareholder approval of Sema and LHS and the solicitation of such approval has not yet commenced. This announcement is neither an offer to purchase nor the solicitation of an offer to sell any securities. The offer of shares or ADSs in Sema, as merger consideration, to LHS's shareholders will be made only through a prospectus and proxy statement which will be sent to those shareholders.

Deutsche Bank AG London ("Deutsche Bank"), which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Sema in connection with the merger and for no one else and will not be responsible for providing the protections afforded to customers of Deutsche Bank or for providing advice in relation to the merger.

Contact:
  Sema Group plc
  Pierre Bonelli
  +44 20 7630 4200
       OR
  William Bitan
  Marie-Claude Bassis
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+44 20 7830 4242
          OR
Deutsche Bank, London
Joremy Lucas
+44 20 7545 8000
          OR
Rory Johnston (Boston)
Jerry Coughlan
+1 617 737 8181
         OR
HSBC
Nick Donald
+44 20 7336 9000
         OR
LHS Group Inc.
Gary Cuccio
Peter Chambers
Rainer Wostermann
+1 770 280 3100
         OR
Goldman Sachs
Gene Sykes
Gregg Lemkau
+1 212 902 1000